Exhibit 99.1

CUMULUS MEDIA Announces CFO Transition

ATLANTA, GA – January 9, 2020 – Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” “our,” “Cumulus, ” or “Cumulus Media”) today announced that John Abbot, Executive Vice President and Chief Financial Officer, will leave the Company at the beginning of March after it reports its full-year 2019 financial results. Cumulus Media is conducting a search for his successor.

Mary G. Berner, President and Chief Executive Officer of Cumulus Media, said, “On behalf of the Board and the entire Company, I would like to thank John for his many contributions to Cumulus and for the strong finance and accounting organization he has helped build. After nearly four years of commuting to Atlanta from Connecticut, it’s understandable that John has decided to pursue new opportunities at a company based closer to his home. We appreciate his continued support through the transition and wish him all the best in his future endeavors.”

Ms. Berner continued, “Business will continue as usual at Cumulus with our focus remaining on the execution of our key strategic initiatives – enhancing operational performance, growing our digital businesses, and optimizing our asset portfolio – while making progress on our financial goals for the benefit of all of our stakeholders.”

“It has been a privilege and tremendously rewarding to work with Mary and the rest of the Cumulus team, and I am truly proud of our many accomplishments over these past several years,” said Mr. Abbot. “I am confident in the Company’s ongoing ability to achieve its objectives, and I look forward to following Cumulus’s continued success in the years ahead.”

About CUMULUS MEDIA

CUMULUS MEDIA (NASDAQ: CMLS) is a leading audio-first media and entertainment company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. CUMULUS MEDIA engages listeners with high-quality local programming through 428 owned-and-operated stations across 87 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, the Olympics, the Academy of Country Music Awards, and many other world-class partners across nearly 8,000 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. CUMULUS MEDIA provides advertisers with personal connections, local impact and national reach through on-air and on-demand digital, mobile, social, and voice-activated platforms, as well integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. CUMULUS MEDIA is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Contact Information:

Investor Relations

IR@cumulus.com

404-260-6600

Media Inquiries

Michael Freitag / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449